Exhibit 99.1

Nivalis Therapeutics Reports Financial Results for the Second Quarter 2015

— Phase 1b Clinical Study Completes Enrollment  —

— No Safety Signal Reported from Safety Monitoring Committee  —

— Phase 2 Initiation on Schedule for Q4 2015  —

BOULDER, Colo., Aug. 3, 2015 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (CF), today reported financial results and recent business highlights for the second quarter ended June 30, 2015.

“Our successful IPO in June positions us to continue to advance our lead candidate, N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator,” said Jon Congleton, the president and chief executive officer of Nivalis. “We expect to announce top-line results in the coming months, keeping us on plan to initiate a Phase 2 study in the fourth quarter of 2015.”

SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

For the second quarter ended June 30, 2015, Nivalis reported a net loss of $5.9 million, compared to a net loss of $4.2 million in the same quarter last year. The increased loss was the result of the initiation of the Phase 1b clinical trial, which began in the first quarter of 2015, and related development costs for N91115. In addition, general and administrative costs increased during the quarter compared to the same quarter last year in preparation for operating as a public company.

For the six months ended June 30, 2015, Nivalis reported a net loss of $10.2 million compared to a net loss of $8.5 million in the same period last year, attributed as described above for the second quarter.

As of June 30, 2015, Nivalis had approximately $101 million in cash and cash equivalents. Nivalis has no outstanding debt and there are 15.46 million shares of common stock issued and outstanding.

RECENT BUSINESS HIGHLIGHTS & UPCOMING MILESTONES

•                  Phase 1b Clinical Study for N91115

Enrollment of the Phase Ib clinical study of N91115 in people who have CF and have two copies of the F508del mutation has now been completed. The randomized, double-blind, placebo-controlled, study of orally administered N91115 was designed to assess the safety, tolerability and pharmacokinetics of various doses of N91115 (50, 100 and 200 mg twice daily) in a total of 48 people with CF. The independent data safety and monitoring committee has met and reviewed un-blinded preliminary data from the trial as recently as late July 2015 and found no dose-limiting toxicity at the highest dose tested. The trial is anticipated to be completed in the third quarter of 2015 with results presented at an appropriate scientific meeting later this year.

•                  Phase 2 Clinical Study of N91115 Initiation Planned in 2H15

The Phase 2 study of N91115 in people with CF who have two copies of the F508del mutation is subject to regulatory review and is planned to be initiated in the fourth quarter of 2015. This Phase 2 study is anticipated to be a twelve-week randomized, double-blind placebo-controlled clinical trial to demonstrate safety and efficacy of N91115 when added to Orkambi™ (lumacaftor/ivacaftor).

•                  Completed Initial Public Offering

In June, the company completed its initial public offering and became listed on The NASDAQ Global Market under the symbol “NVLS.” Nivalis sold 6,325,000 shares of its common stock in its initial public offering at a price to the public of $14.00 per share, which included 825,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, for aggregate proceeds of $88.6 million, before underwriting commission and discounts and offering expenses.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with cystic fibrosis. In addition to developing innovative solutions intended to extend and improve the lives of people with cystic fibrosis, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe. CF is characterized by a defect in the chloride channel of human cells known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, which is caused by mutations in the CFTR gene. N91115 works through a novel mechanism of action called GSNOR inhibition to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States and all other major markets, including U.S. composition of matter patent protection until at least 2031.

Nivalis Therapeutics has completed a Phase 1a dose-escalation safety study of orally administered N91115 in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation is now fully enrolled. In pre-clinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, clinical studies and trials, product development, and release of results, such as Nivalis’ expectations regarding its plans for completing and announcing top-line results from the Phase 1b study and timing for initiating the Phase 2 clinical trial.  These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, and its future periodic reports to be filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Nivalis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	4,465	3,363	7,482	7,214
General and administrative expenses	1,387	594	2,685	1,133
Loss from operations	(5,852)	(3,957)	(10,167)	(8,347)

Other income (expense), net	—	9	1	261
Interest expense	—	(241)	—	(453)
Net loss	$(5,852)	$(4,189)	$(10,166)	$(8,539)

Weighted average shares outstanding	4,159	163	3,189	162
Basic and diluted net loss per share	$(1.41)	$(25.70)	$(3.19)	$(52.71)

Summary Balance Sheet Data

(in thousands)

	June 30,	Dec 31,
	2015	2014

Cash and cash equivalents	$100,521	$27,812
Property, plant and equipment, gross	1,579	1,493
Working capital	94,967	26,027
Total assets	101,247	28,543
Stockholders’ equity (deficit)	95,124	(15,752)

###

Investor Relations Contact

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Contact:

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com